Exhibit 11


                   THE MIDDLETON DOLL COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                                         For the Three Months
                                                            Ended March 31,
                                                      --------------------------
                                                         2003            2002
                                                      ----------      ----------

Net income available to
 common shareholders                                  $  481,245      $  401,066
                                                      ----------      ----------

Determination of shares:
   Weighted average common shares
    outstanding (basic)                                3,727,589       3,727,589
   Assumed conversion of stock options                        --              --
                                                      ----------      ----------

   Weighted average common shares
    outstanding (diluted)                              3,727,589       3,727,589
                                                      ==========      ==========

Basic earnings per share                              $     0.13      $     0.11
                                                      ==========      ==========
Diluted earnings per share                            $     0.13      $     0.11
                                                      ==========      ==========